EXHIBIT 3

BCE INC.

Safe Harbour Notice Concerning
Forward-Looking Statements

February 11, 2009

Safe Harbour Notice Concerning Forward-Looking Statements

In this document, references to we, us, our and BCE refer to BCE Inc., its direct and indirect subsidiaries and joint ventures. Bell means our Bell Wireline and Bell Wireless segments on an aggregate basis. References to Bell Aliant include matters relating to, and actions taken by, both Aliant Inc. and its affiliated entities prior to July 7, 2006, and Bell Aliant Regional Communications Income Fund and its affiliated entities, on and after such date.

The presentations in the document entitled Bell 2009 Analyst Meeting, dated February 11, 2009, and certain oral statements made by our senior management at Bell’s 2009 Analyst Meeting to the financial community on February 11, 2009, contain statements about BCE’s financial guidance, business outlook, objectives, plans, strategic priorities and other statements that are not historical facts. In addition, we or others on our behalf may make other written or oral statements that are forward-looking from time to time. These statements are forward-looking statements and are subject to important risks, uncertainties and assumptions. A statement we make is forward-looking when it uses what we know and expect today to make a statement about the future. Forward-looking statements may include words such as aim, anticipate, assumption, believe, could, expect, goal, guidance, intend, may, objective, outlook, plan, seek, should, strategy, strive, target and will. All such forward-looking statements are made pursuant to the ‘safe harbour’ provisions of applicable Canadian securities laws and of the United States Private Securities Litigation Reform Act of 1995.

The forward-looking statements made in the presentations contained in the document entitled Bell 2009 Analyst Meeting, or made orally at Bell’s 2009 Analyst Meeting, are made as of February 11, 2009 and, accordingly, are subject to change after such date. Except as may be required by Canadian securities laws, we do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements, by their very nature, are subject to numerous risks and uncertainties and are based on several assumptions which give rise to the possibility that actual results could differ materially from our expectations expressed in or implied by such forward-looking statements and that our financial guidance, business outlook, objectives, plans and strategic priorities may not be achieved. As a result, we cannot guarantee that any forward-looking statement will materialize. Except as otherwise indicated by BCE, these statements do not reflect the potential impact of any non-recurring or other special items or of any dispositions, monetizations, mergers, acquisitions, other business combinations or other transactions that may be announced or that may occur after the date hereof. The financial impact of these transactions and non-recurring and other special items can be complex and depends on the facts particular to each of them. We therefore cannot describe the expected impact in a meaningful way or in the same way we present known risks affecting our business. Forward-looking statements made in writing or orally at Bell’s 2009 Analyst Meeting are provided for the purpose of giving information about management’s current expectations and plans relating in particular to 2009. Readers are cautioned, however, that such information may not be appropriate for other purposes.

Sections A, B and C of this document contain a description of:

  the principal forward-looking statements made by BCE at Bell’s 2009 Analyst Meeting the material assumptions made by BCE in developing such forward-looking statements the principal known risks that could cause our actual results to differ materially from our current expectations expressed in or implied by such forward-looking statements and that could cause our assumptions and estimates to be inaccurate.

A. FORWARD-LOOKING STATEMENTS

A.1.   2009 Guidance

This section outlines the principal elements of guidance provided by BCE for 2009.

Bell (Excluding Bell Aliant) Revenues EBITDA[1] Capital Intensity[2] BCE Inc. Adjusted EPS[3] growth Free Cash Flow[4] Annualized common dividend[5]	Guidance for 2009 Stable Stable 15% to 16% > 5% $1,750 million to $1,900 million $1.54 per share

1 The term EBITDA does not have any standardized meaning according to Canadian generally accepted accounting principles (GAAP). It is therefore unlikely to be comparable to similar measures presented by other companies. We define EBITDA (earnings before interest, taxes, depreciation and amortization of intangible assets) as operating revenues less cost of revenue and selling, general and administrative expenses, meaning it represents operating income before depreciation and amortization of intangible assets and restructuring and other. We use EBITDA, among other measures, to assess the operating performance of our ongoing businesses without the effects of depreciation and amortization of intangible assets and restructuring and other. We exclude these items because they affect the comparability of our financial results and could potentially distort the analysis of trends in business performance. We exclude depreciation and amortization of intangible assets because it largely depends on the accounting methods and assumptions a company uses, as well as non-operating factors, such as the historical cost of capital assets. Excluding restructuring and other does not imply they are non-recurring. EBITDA allows us to compare our operating performance on a consistent basis. We believe that certain investors and analysts use EBITDA to measure a company’s ability to service debt and to meet other payment obligations, or as a common measurement to value companies in the telecommunications industry. The most comparable Canadian GAAP financial measure is operating income. For 2009, we expect operating income to be between $2,650 million and $2,750 million for Bell excluding Bell Aliant.
2 Capital expenditures as a percentage of revenues.
3 Earnings per share, before restructuring and other and net losses (gains) on investments.
4 The term free cash flow does not have any standardized meaning according to Canadian GAAP. It is therefore unlikely to be comparable to similar measures presented by other companies. We define free cash flow as cash from operating activities and distributions received from Bell Aliant less capital expenditures, preferred share dividends, dividends/distributions paid by subsidiaries to non-controlling interests, other investing activities, and Bell Aliant free cash flow. This is essentially free cash flow that is available for distribution to BCE Inc.’s common shareholders. We consider free cash flow to be an important indicator of the financial strength and performance of our business because it shows how much cash is available to repay debt, pay dividends to common shareholders and to reinvest in our company. We present free cash flow consistently from period to period, which allows us to compare our financial performance on a consistent basis. The most comparable Canadian GAAP financial measure is cash from operating activities. For 2009, BCE expects to generate approximately $1,750 million to $1,900 million in free cash flow as defined previously. This amount reflects expected BCE cash from operating activities of approximately $4.9 billion to $5.1 billion.
5 Subject to declaration by BCE Inc.’s board of directors.

A.2.   Forward-Looking Statements Subsequent to 2009

This section outlines certain important forward-looking statements made by BCE concerning time periods subsequent to 2009.

BCE Inc. Cash taxes	Forward-Looking Statement for 2009-2011 No significant increase in cash taxes through 2011

B. MATERIAL ASSUMPTIONS MADE IN THE PREPARATION OF FORWARD-LOOKING STATEMENTS

A number of assumptions were made by BCE in preparing forward-looking statements for 2009. The material assumptions are outlined in this section. The reader should note that assumptions made in the preparation of forward-looking statements, although considered reasonable by BCE at the time of preparation of such forward-looking statements, may prove to be inaccurate. Accordingly, our actual results could differ materially from our expectations expressed in or implied by our forward-looking statements.

B.1.   Material Assumptions Made in the Preparation of BCE’s 2009 Guidance

Canadian Economic Assumptions

BCE’s 2009 guidance is based on various assumptions concerning the Canadian economy. First, it assumes Canadian gross domestic product (GDP) in 2009 will decrease by approximately 1%, consistent with recent estimates by the six major banks in Canada. It also assumes that the Bank of Canada’s target overnight rate will remain fairly stable at approximately 1% and that the Consumer Price Index as estimated by Statistics Canada will decline from 2008 levels to the range of 1.0% to 1.5% for 2009.

Canadian Market Assumptions

Our 2009 guidance also reflects various Canadian market assumptions. First, although our revenues are not completely immune to a slowing economy, we believe that many of our lines of business are recession-resistant. It is our expectation that consumer spending on our local access telephony services will not be materially affected given the importance of those services to both our residential and business customers, thereby helping to protect a significant portion of Bell’s revenues and free cash flow from adverse macroeconomic events. A number of recent surveys and studies have concluded that if consumers are forced to reduce spending as a result of a downturn in the economy, most are unlikely to abandon their home Internet connections, television entertainment or wireless phones as they view these services as essential utilities. However, there is some exposure as customers may opt for lower priced plans and eliminate features such as ring tones in wireless or subscriptions to pay-per-view television events in order to reduce overall spending. In addition, the slowdown in the housing market should help with residential local line customer retention. Furthermore, more conservative investments by Enterprise customers may result in lower capital spending requirements to support business customers. However, we expect the continued softening of the small and medium-sized business market in Ontario and Québec to drive business network access services (NAS) erosion higher.

Second, we have assumed that revenues generated by the residential voice telecommunications market in Canada will continue to decrease in 2009 due to wireless substitution and other factors including e-mail and instant messaging substitution. We have also assumed that wireline competition in both the business and residential telecommunications markets in Canada will continue in 2009 mainly from cable companies.

Third, we have assumed wireless industry penetration growth similar to 2008 and downward pressure on blended average revenue per user (ARPU) from our competitors’ discount brand pricing strategies. In addition, we expect that an increase in wireless competitive activity could result as soon as the second half of 2009 due to Industry Canada’s licensing of advanced wireless services (AWS) spectrum to new wireless entrants.

Finally, we have assumed that the 2009 market growth rates of the Canadian video and Internet industries will be lower than the previous few years mainly as a result of the already relatively high penetration rates for these services, as well as a reduced focus by our indirect retailers in actively selling these services and supporting the product category.

Financial and Operational Assumptions

BCE Inc.’s and Bell’s 2009 guidance is also based on various internal financial and operational assumptions.

Bell (excluding Bell Aliant)

First, we have assumed that our residential NAS losses will decline in 2009 compared with 2008. Second, Bell’s revenue guidance for 2009 was derived in the context of a worsening economy. Third, Bell’s 100-day plan (implemented in July 2008 following the appointment of George Cope as President and Chief Executive Officer of BCE Inc. and Bell Canada) and other cost reduction opportunities identified are expected to generate annualized cost savings of approximately $400 million. Furthermore, Bell’s 2009 total net benefit plans cost, which is based on a discount rate of 7.0% and a 2008 return on pension plan assets of -19.5%, is expected to be approximately $260 million. Additionally, Bell’s 2009 retirement benefit plans funding is estimated to be approximately $500 million based on a 10-year amortization of the pension solvency deficits that arose during 2008. Bell’s capital intensity in 2009 is estimated to be in the 15% to 16% range. Finally, we intend to continue to invest in extending our fibre network to pass additional households in our territory in order to strengthen our competitive position versus the cable companies.

BCE Inc.

We estimate in 2009 that BCE will incur restructuring costs in the range of $250 million to $300 million. Our depreciation and amortization expense for 2009 is estimated to be essentially unchanged when compared with 2008. We have assumed that BCE’s effective tax rate in 2009 will be approximately 20%, while its statutory tax rate is approximately 32%. We have also assumed that EPS for 2009 will be positively impacted by the planned repurchase of up to 40 million common shares under BCE Inc.’s normal course issuer bid that commenced in December 2008. Additionally, we have assumed that long-term debt maturing in 2009 will be permanently repaid.

B.2.   Material Assumptions Made in the Preparation of Forward-Looking Statements Subsequent to 2009

BCE’s forward-looking statements for time periods subsequent to 2009 involve longer-term assumptions and estimates than forward-looking statements for 2009 and are consequently subject to greater uncertainty. Therefore, readers are especially cautioned not to place undue reliance on such long-term forward-looking statements.

The forward-looking statement concerning BCE’s cash taxes for 2009 to 2011 assumes no significant escalation in cash taxes given the accelerated utilization of Bell’s investment tax credit carry-forwards.

C. RISKS

This section describes the principal risks that could have a material and adverse effect on our financial condition, results of operations, cash flows or business, as well as cause actual results or events to differ materially from our expectations expressed in or implied by our forward-looking statements, including our financial guidance and business outlook disclosed on February 11, 2009 at Bell’s 2009 Analyst Meeting.

A risk is the possibility that an event might happen in the future that could have a negative effect on our financial condition, results of operations, cash flows or business. Part of managing our business is to understand what these potential risks could be and to mitigate them where we can.

The actual effect of any event on our financial condition, results of operations, cash flows or business could be materially different from what we currently anticipate. In addition, our description of risks does not include all possible risks. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our financial condition, results of operations, cash flows or business.

As a result of BCE Inc.’s strategy of concentrating on Bell Canada’s communications business and the completion of the disposition of most of BCE Inc.’s non-core assets, BCE Inc.’s financial performance now depends on how well Bell Canada performs financially. Accordingly, the risk factors described below mainly relate to the operations and businesses of Bell Canada and its subsidiaries and joint ventures.

I. Risks Relating to our Competitive Environment

We face intense competition from cable companies and from other competitive local exchange carriers that are not cable operators. The rapid development of new technologies, services and products has eliminated the traditional lines between telecommunications, Internet and broadcasting services and brought new competitors to our markets. Technology substitution and Voice over-Internet Protocol (VoIP), in particular, have reduced barriers to entry in our industry. This has allowed competitors to launch new products and services and gain market share with far less investments in financial, marketing, personnel and technological resources than have historically been required. We expect this trend to continue in the future, which could adversely affect our growth and our financial performance.

Competition affects our pricing strategies and could reduce our revenues and lower our profitability. It could also affect our ability to retain existing customers and attract new ones. We are under constant pressure to keep our prices and service offerings competitive. Changes in our pricing strategies that result in price increases for certain services or products, or changes in pricing strategies by our competitors, could affect our ability to gain new customers and retain existing ones. We need to be able to anticipate and respond quickly to the constant changes in our businesses and markets. If we fail to do so, our business and market position could be adversely affected.

The Canadian Radio-television and Telecommunications Commission (CRTC) regulates the prices we can charge for basic access services in areas where it determines there is not enough competition to protect the interests of users. Since August 2007, the CRTC has determined that competition was sufficient to grant forbearance from price regulation for over 90% of Bell Canada’s residential local telephone service lines and over 80% of Bell Canada’s business local telephone service lines in Ontario and Québec. See “Risks Relating to our Regulatory Environment” for more information.

We already have several domestic and foreign competitors. In recent years, the Government of Canada has reviewed the foreign ownership restrictions that apply to telecommunications carriers and to broadcast distribution undertakings. On June 26, 2008, the Competition Policy Review Panel provided its report to the Government of Canada and suggested that the federal government adopt a two-phased approach to foreign participation in the telecommunications and broadcast industry. Removing or easing the limits on foreign ownership could result in more foreign companies entering the Canadian market by making acquisitions or investments. This could result in greater access to capital for our competitors or the arrival of new competitors with global scale, which would increase competitive pressure. We cannot predict what action, if any, the Government of Canada will take as a result of these reviews and how it may affect us.

Wireline

Our main competitors in local and access services are: Rogers Cable Inc. (Rogers Cable); Vidéotron Ltée (Vidéotron), in Québec; Cogeco Cable Inc. (a subsidiary of Cogeco Inc.) (Cogeco Cable), in Ontario and Québec; TELUS Corporation (TELUS); Allstream Enterprise Solutions (a division of MTS Allstream Inc.) (Allstream); Primus Telecommunications Canada Inc. (Primus); Bragg Communications Inc. operating under the Eastlink trade-name, in New Brunswick, Nova Scotia and Prince Edward Island; Maskatel Inc., in Québec; Shaw Communications Inc. (Shaw), in British Columbia, Alberta, Saskatchewan and Manitoba; and Vonage Canada (a division of Vonage Holdings Corp.) (Vonage).

Our major competitors in long distance services are: Allstream; Rogers Cable; TELUS; Vidéotron, in Québec; Primus; Vonage; dial-around providers, such as Yak and Looney Call, which are divisions of YAK Communications (Canada) Inc. which has been acquired by

Globalive Communications Corporation; Cogeco Cable, in Ontario and Québec; Eastlink, in New Brunswick, Nova Scotia and Prince Edward Island; prepaid long distance providers, such as Group of Gold Line; and Vonage.

We continue to face cross-platform competition as customers replace traditional services with new and nontraditional technologies. For example, our wireline business competes with VoIP, wireless and Internet services, including chat services, instant messaging and e-mail. Industry Canada’s licensing of AWS spectrum to potential new competitors, as discussed in more detail below, could result in additional technology substitution.

We are facing significant competitive pressure from cable companies as a result of them offering voice services over their networks. Cable telephony in particular is being driven by its inclusion in discounted bundles and is now offered by cable operators in numerous markets including Toronto, Montréal, Québec City, Ottawa-Gatineau, Hamilton, London and Kitchener-Waterloo, as well as other smaller centres. Although further expansion of the cable companies’ footprints is expected to slow down, cable companies will continue to put downward pressure on our market share, especially in the residential market. This could continue to have an adverse effect on our business and results of operations.

Although we expect a reduction in 2009 in the rate of our residential NAS losses, there is a risk that adverse changes in certain factors, including, in particular, competitive actions by cable providers, may result in acceleration beyond our current expectations in our rate of residential NAS erosion. This could have an adverse effect on our results of operations. Additional competitive pressure is also emerging from other competitors such as electrical utilities. These alternative technologies, products and services are making significant inroads into our legacy services, which typically represent our higher margin business.

Prices for long distance services have been declining since this market was opened to competition. Our long distance services continue to face intense competitive pressure given the expanded presence of cable telephony and the continuing impact from non-traditional suppliers, including prepaid card suppliers, dial-around services and VoIP providers, as well as from traditional competitors such as inter-exchange carriers and resellers. We also experience competition from telecommunications providers such as Skype Technologies (a division of eBay) that provide equivalent long distance service at low prices using personal computers and broadband connections.

Competition for contracts to supply long distance services to large business customers is very intense. Customers may choose to switch to competitors that offer lower prices to gain market share. Such competitors may be less concerned about the quality of service or impact on their margins than we are. Competitors are also offering Internet protocol (IP)-based telephony to business customers at attractive prices.

In Bell Aliant’s residential markets, competition for most product lines is well established. Competition for local telephone service is most established in Nova Scotia and Prince Edward Island, where it was introduced in the residential market in 1999 and 2001, respectively. In more recent years, the competitive local service market has continued to expand with the introduction of local service competition in New Brunswick and Newfoundland and Labrador, as well as in Ontario and Québec. In the business customer base, Bell Aliant operates in an increasingly competitive marketplace, with competition emerging from VoIP providers, cable television operators and system integrators.

The current competitive environment suggests that the number of our legacy wireline customers and the volume of our long distance traffic will continue to decline in the future. Continued decline will lead to reduced economies of scale in those businesses and, in turn, lower margins. Our strategy is to mitigate these declines through cost reductions and by building the business for newer growth services, but the margins on newer services are generally less than the margins on legacy services and we cannot provide any assurance that our efforts will be successful. If legacy services margins decline faster than the rate of growth in margins for our newer growth services, our financial performance could be adversely affected. In addition, if a large portion of the customers who stop using our voice services also cease using our other services, our financial performance could be adversely affected. Bringing to market new growth products and services is expensive and inherently risky as it requires capital and other investments at a time when the demand for the products or services is uncertain. It may also require us to compete in areas outside our core connectivity business against highly capable competitors. The launch of new products or services could be delayed or cancelled due to reductions in the amount of available capital to be invested. Any such delay or cancellation could have an adverse effect on our business, cash flows and results of operations.

Wireless

Competition for subscribers to wireless services is based on price, products, services and enhancements, technical quality of the wireless networks, customer service, distribution, coverage and capacity. The Canadian wireless telecommunications industry is highly competitive. We compete for wireless subscribers, dealers and retail distribution outlets, content and device access, and personnel, directly with the following wireless service providers: Rogers Wireless Inc. (including its subsidiary Fido Solutions Inc.) and TELUS Mobility (a business unit of TELUS), and with a multitude of resellers known as mobile virtual network operators that aggressively introduce, price and market their products and services. We expect competition to intensify as new technologies, products and services are developed which could adversely affect our ability to achieve our subscriber additions and ARPU growth targets. For example, mobile handsets that connect to wireless Internet access networks are now available from a number of manufacturers and service providers. If these products significantly penetrate the marketplace, usage of our wireless network may decline which would adversely affect our wireless revenues.

Competition could also increase as a result of Industry Canada’s licensing of AWS spectrum in 2008. Industry Canada’s policies relating to the auction and to the licensing of AWS spectrum favoured the entry of new competitors into the Canadian wireless market and resulted in several potential new competitors securing blocks of spectrum in the auction, mostly on a regional basis. To the extent that some or all of these potential new competitors begin operations, competitive intensity in the Canadian wireless industry will likely increase. The number and viability of new competitors will remain unknown until they actually commence operations or make specific announcements in relation thereto. See “Risks Relating to our Regulatory Environment — Radiocommunication Act — AWS Spectrum,” for more details on this subject.

Internet Access

We compete with cable companies and Internet service providers (ISPs) to provide high-speed and dial-up Internet access and related services. In particular, cable companies have focused on increased bandwidth and discounted pricing on bundles to compete against us, which could directly affect our ability to maintain ARPU performance and could adversely affect our results of operations.

Cable companies have aggressively rolled out Internet networks offering higher speeds to their customers, forcing us to incur significant capital expenditures in order to also be able to offer higher speeds on our networks. The failure to make continued investments in our Internet networks enabling us to offer Internet services at higher speeds to our customers as well as our inability to offer a different range of products and services compared to our competitors could adversely affect the pricing of our products and services and our results of operations. Furthermore, as the penetration of the Canadian broadband Internet market reaches higher levels, the possibility to acquire new customers increasingly depends on our ability to win customers away from our competitors. However, as customers increasingly choose to bundle services, it also adversely affects our ability to acquire customers from our competitors.

Regional electrical utilities continue to develop and market services that compete directly with Bell’s Internet access services. Developments in wireless broadband services may also lead to increased competition in certain geographic areas. This could have an adverse effect on the financial performance of our Internet access services business.

In the high-speed Internet access services market, we compete with large cable companies, such as: Rogers Cable, in Ontario and New Brunswick, Nova Scotia and Prince Edward Island; Vidéotron, in Québec; Cogeco Cable, in Ontario and Québec; Eastlink, in New Brunswick, Nova Scotia and Prince Edward Island; and Persona Communications Inc., which was acquired by Eastlink in 2007, in all provinces except New Brunswick, Nova Scotia and Prince Edward Island.

In the dial-up market, we compete with America Online, Inc., Primus and approximately 200 ISPs.

Video

Competition for subscribers is based on the number and kinds of channels offered, quality of the signal, set top box features, availability of service in the region, price and customer service. Bell ExpressVu Limited Partnership (Bell TV) competes directly with Star Choice Television Network Inc., another direct-to-home (DTH) satellite television provider, and with cable companies across Canada. Most of these cable companies continue to upgrade their networks, operational systems and services, which will improve their competitiveness. This could negatively affect our financial performance.

Bell Canada holds broadcasting distribution licences for major centres in Ontario and Québec to offer video services on a wireline basis. Bell Canada and Bell TV offer video services through DTH satellite, very high data rate digital subscriber line (DSL) and hybrid fibre co-axial cable. Bell Canada is also currently offering IP television services on a limited basis.

Bell TV continues to face competition from unregulated U.S. DTH satellite television services that are sold illegally in Canada. In response, we are participating in legal actions that are challenging the sale of U.S. DTH satellite television equipment in Canada. This competition and the outcome of the related legal actions could have an adverse effect on the business and results of operations of Bell TV. Bell TV’s and Bell Canada’s competitors also include Canadian cable companies, such as: Rogers Cable, in Ontario, New Brunswick and Newfoundland; Vidéotron, in Québec: Cogeco Cable, in Ontario and Québec; Shaw, in British Columbia, Alberta, Saskatchewan, Manitoba and northwestern Ontario; Eastlink, in New Brunswick, Nova Scotia and Prince Edward Island and Persona Communications Inc., in all provinces except New Brunswick, Nova Scotia and Prince Edward Island. In addition to these traditional video competitors, certain traditional telephone companies have recently launched or are contemplating the launch of IP television services that would compete with Bell TV in certain markets.

In addition to the licenced broadcast distribution undertakings noted above, new unregulated video services and offerings available over high-speed Internet connections are beginning to compete with traditional television services. The continued growth of these services could negatively affect the financial performance of Bell TV and Bell Canada.

Wholesale

The main competitors in our wholesale business include both traditional carriers and emerging carriers. Traditional competitors include Allstream and TELUS, both of which may wholesale some or all of the same products and services as Bell Canada. Non-traditional competitors include electrical utility-based telecommunications providers, cable operators, domestic competitive local exchange carriers and U.S.-based carriers for certain services. Despite intense competitive pressure, our new products and unregulated services markets continue to grow. However, growth of end-user technologies such as VoIP is continuing to increase pressure on some legacy product lines.

II. Risks Relating to our Business and our Industry

A decline in economic growth and in retail and commercial activity and/or adverse financial conditions in the credit markets could decrease demand for our products and services, potentially reducing profitability and threatening the ability of our customers to pay their expenses.

Our business is affected by general economic and financial conditions, consumer confidence and spending, and the demand for, and prices of, our products and services. If there is a decline in economic growth and in retail and commercial activity, and/or if adverse financial conditions exist in the credit markets, as is currently the case with the global credit crisis, there could be a lower demand for our products and services. During these periods, customers may delay buying our products and services, reduce purchases or discontinue using them. Weak economic and financial conditions could lower our profitability and reduce cash flows from operations. They also could negatively affect the financial condition and creditworthiness of our customers, which could increase uncertainty about our ability to collect receivables and potentially increase our bad debt expenses, which could adversely affect our results of operations.

BCE’s financial guidance and business outlook for 2009 assume, in particular, that many of our lines of business will be resilient to the current economic downturn. However, the current adverse economic conditions make BCE’s financial guidance and business outlook subject to greater uncertainty and, consequently, they may not materialize. It is impossible to predict with certainty the impact that the current economic downturn and credit crisis will have on our business and residential customers’ future purchasing patterns.

Failure to achieve our business objectives could have an adverse impact on our financial performance and growth prospects.

We continue to pursue our goal “to be recognized by customers as Canada’s leading communications company” through focused execution against our five strategic imperatives which are:

  Improve customer service;

  Accelerate wireless;

  Leverage wireline momentum;

  Invest in broadband networks and services; and

  Achieve a competitive cost structure.

Executing against these imperatives requires shifts in employee skills, investing capital to implement our strategies and operating priorities as well as targeted cost reductions. If our management, processes or employees are not able to adapt to these changes or if required capital is not available on favourable terms, we may fail to achieve our business objectives which could have an adverse effect on our business, financial performance and growth prospects.

Our strategies also require us to continue to transform our cost structure. Accordingly, we are continuing to implement several productivity improvements to reduce costs while containing our capital expenditures.

Our objectives for targeted cost reductions continue to be aggressive, and there is no assurance that we will be successful in reducing costs. Improved customer service and an enhanced perception of Bell Canada’s service offerings by existing and potential customers are critical to increasing customer retention and ARPU and attracting new customers.

There is a risk that customer service improvements that we may achieve will not necessarily translate into an enhanced public perception of Bell Canada’s service offerings or the achievement of customer retention objectives. If we are unable to achieve any or all of these objectives, our business and results of operations could be adversely affected.

We may be required to increase contributions to our retirement benefit plans in the future depending on various factors including future returns on pension plan assets, long-term interest rates and changes in pension regulations, which may have a negative effect on our liquidity and results of operations.

The funding requirements of our retirement benefit plans, resulting from valuations of our plan assets and liabilities, depend on a number of factors, including actual returns on pension plan assets, long-term interest rates, plan demographics and pension regulations. Changes in these factors could cause actual future contributions to significantly differ from our current estimates and could require us to increase contributions to our retirement benefit plans in the future and, therefore, could have a negative effect on our liquidity and results of operations.

There is no assurance that our pension plans will be able to earn their assumed rate of return. A material portion of our pension plans’ assets is invested in public equity securities. As a result, the ability of our pension plans to earn the rate of return that we have assumed significantly depends on the performance of capital markets. The market conditions also impact the discount rate used to calculate our solvency obligations and thereby could also significantly affect our cash funding requirements.

In addition, our estimated funding requirements for 2009 are based on preliminary calculations and are subject to the filing of valuations with the applicable regulatory agencies. They also assume the passing into law of the temporary funding relief proposed by the Canadian federal government in November 2008 allowing solvency deficits that arose during 2008 to be amortized over 10 years, instead of the usual five years, subject to meeting certain criteria.

Our funding requirements for 2009 may be higher than expected if the actual modifications to the pension regulations are not adopted or if the results of our actuarial valuations materially and negatively differ from our preliminary calculations.

We need to anticipate technological change and invest in or develop new technologies, products and services. If we are unable to launch new technologies, products and services on a timely basis or if regulation expands to delay newer technologies, our business and results of operations may be adversely affected.

We operate in markets that are affected by constant technological change, evolving industry standards, changing client needs, frequent introductions of new products and services and short product life cycles. Investment in new technologies, products and services and the ability to launch, on a timely basis, such technologies, products and services are critical to increasing the number of our subscribers and achieving our financial performance objectives.

We may face additional risks as we develop new products, services and technologies, and update our networks to stay competitive. Newer technologies, for example, may quickly become obsolete or may need more capital than expected. Development could be delayed for reasons beyond our control. Substantial investments usually need to be made before new technologies prove to be commercially viable. There is also a risk that current regulation could be expanded to apply to newer technologies which could delay our launch of new services.

There is no assurance that we will be successful in developing, implementing and marketing new technologies, products, services or enhancements in a reasonable time, or that they will gain market acceptance. New products or services that use new or evolving technologies could reduce demand for our existing offerings or cause prices for those services to decline. Our failure to successfully develop, implement and market new technologies, products, services or enhancements in a reasonable time could have an adverse effect on our business and results of operations.

Our operations depend on how well we protect, maintain and replace our networks, equipment, IT systems and software.

Our operations depend on how well we protect our networks, equipment, information technology (IT) systems and software, and the information stored in our data centres, against damage from fire, natural disaster, power loss, hacking, computer viruses, disabling devices, acts of war or terrorism, vandalism and other events. Our operations also depend on the timely replacement, maintenance and upgrade of our networks, equipment, IT systems and software. Any of these and other events could result in network failures, billing errors and delays in customer service. Our operations also depend on our ability to protect the information stored in our data centres against theft. The theft of such information could adversely affect our customer relationships and expose us to claims in damages by customers.

Our networks are connected with the networks of other telecommunications carriers, and we rely on them to deliver some of our services. Any of the events mentioned above, as well as strikes or other work disruptions, bankruptcies or other insolvency proceedings, technical difficulties or other events affecting the networks of these other carriers, could also harm our business and our customer relationships.

We depend on key third-party suppliers to provide products and services that we need to operate our business.

We depend on key third-party suppliers over which we have no operational or financial control for certain products and services that are critical to our operations. These products and services may only be available from a limited number of suppliers.

If, at any time, suppliers cannot provide us with products or services, including, without limitation, telecommunications equipment, software and maintenance services, that comply with evolving telecommunications standards or that are compatible with our equipment, information technology systems and software, our business and results of operations could be adversely affected. In addition, if we are unable to obtain products and services that are essential to our operations on a timely basis and at an acceptable cost, our ability to offer our products and services and to roll out our advanced services, and the quality of our networks, may be negatively impacted, our network development and expansion could be impeded, and our business, strategy and results of operations could be adversely affected. These suppliers may be subject to litigation with respect to technology that we depend on for our service offerings. In addition, the business and operations of our suppliers and their ability to continue to provide us with products and services could be adversely affected by various factors, including, without limitation, general economic and credit market conditions, the intensity of competitive activity, labour disruptions, availability of and accessibility to capital, bankruptcy or other insolvency proceedings, and changes in technological standards.

Renegotiating collective bargaining agreements with employees could result in higher labour costs and work disruptions.

Approximately 47% of our employees are represented by unions and are covered by collective bargaining agreements. Renegotiating collective bargaining agreements could result in higher labour costs and work disruptions, including work stoppages or work slowdowns. There can be no assurance that should a strike or work disruption occur it would not adversely affect service to our customers. In addition, work disruptions at our service providers, including work slowdowns and work stoppages due to strikes, could harm our business, including our customer relationships and results of operations.

In January 2008, Bell Canada received notice to negotiate a first collective agreement from the CEP for approximately 200 clerical employees located in Alberta and British Columbia. Negotiations are expected to begin during the first quarter of 2009. The collective agreement between the CEP and Bell Canada covering approximately 190 operators expired on November 24, 2008. Negotiations began in January 2009. The collective agreement between the CEP and Bell Canada covering approximately 7,922 clerical and associated employees will expire on May 31, 2009.

The significant increase in broadband demand could have an adverse effect on our business and financial results.

With the rapid growth in video and other bandwidth-intensive applications on the Internet and on mobile devices, we may need to incur significant capital expenditures to provide additional capacity on our Internet and wireless networks. We may not be able to recover these costs from customers due to competitors’ short term pricing of comparable services. There is also a risk that our efforts to optimize network performance, in the face of increasing broadband demand, through paced fibre-to-the-node roll-out, traffic management and rate plan changes could be unsuccessful and/or generate adverse publicity potentially resulting in an increase in our subscriber churn rate beyond our current expectations, or new regulation and thereby compromising our efforts to attract new customers. This could have an adverse effect on our business and results of operations.

Events affecting the operations of our service providers that operate outside Canada could have an adverse effect on our service levels.

We have outsourced certain services to providers that operate outside Canada. Although we have redundancy and network monitoring systems in place, a major natural disaster that affects the region in which our service providers operate, or other events adversely affecting the business or operations of such service providers, or our inability to access their services, could adversely affect our service levels and our business.

If we are unable to raise the capital we need, we may need to limit our capital expenditures or our investments in new businesses, or try to raise capital by disposing of assets.

We need significant amounts of cash to implement our business plan. This includes cash for capital expenditures, the payment of contractual obligations and outstanding debt, retirement benefit plans funding, dividend payments, share buy-backs, ongoing operations and other cash requirements. Our cash requirements may be adversely affected by the risks associated with our contingencies, off-balance sheet arrangements and assumptions built into our business plan. Our ability to meet our financial obligations and provide for planned growth depends on our having access to adequate sources of capital and on our ability to generate cash flows from operations which is subject to general economic, market, competitive, regulatory and other risk factors described in this document, many of which are not within our control.

In general, we finance our capital needs from cash generated by our operations or investments, by borrowing from commercial banks, through debt and equity offerings in the capital markets, or by selling or otherwise disposing of assets (including sale of accounts receivable). The amount of working capital available to operate our business and our ability to achieve our working capital objectives could be adversely impacted by our level of success in collecting outstanding accounts receivable balances through the use of our employees, systems and technology.

An increased level of debt borrowings could result in lower credit ratings, increase our borrowing costs and reduce the amount of funding available to us. Business acquisitions could also adversely affect our credit ratings and have similar adverse consequences.

Our ability to raise debt financing depends on our ability to access the public debt capital market and bank credit market. The cost and amount of funding depend largely on market conditions, and the outlook for our business and credit ratings at the time capital is raised. In addition, participants in the public debt capital and bank credit markets have internal policies limiting their ability to invest in, or extend credit to, any single borrower or group of borrowers or to a particular industry.

Our ability to access the public debt capital and bank credit markets at this time may be negatively affected by the adverse conditions currently prevailing in such markets. We have credit facilities with various financial institutions, including credit facilities supporting our commercial paper programs which mature in August 2009. While it is our intention to renew such credit facilities, there are no assurances that these facilities will be renewed on favourable terms or in similar amounts.

If we cannot raise the capital we need to implement our business plan upon acceptable terms, we may have to limit our ongoing capital expenditures, limit our investment in new businesses or try to raise additional capital by selling or otherwise disposing of assets. Any of these could have an adverse effect on our cash flows from operations and on our growth prospects.

We may not be able to discontinue certain services as necessary to improve capital and operating efficiencies.

We are in the process of moving traffic on our core circuit-based infrastructure to IP technology. As part of this move, we are in the process of discontinuing certain services that are based on circuit-based infrastructure. This is a necessary component of improving capital and operating efficiencies. In some cases, this could be delayed or prevented by customers or regulatory actions. If we cannot discontinue these services as planned, we will not be able to achieve the efficiencies as expected.

Regulatory initiatives or proceedings, pending or future litigation or changes in laws or regulations could have an adverse effect on our business and results of operations.

Our business is affected by decisions made by various regulatory agencies, including the CRTC. Decisions of the CRTC may have an adverse effect on our business and results of operations. In addition, we become involved in various claims and litigation as part of our business or transactions. Pending or future litigation, including an increase in class action claims, could have an adverse effect on our business and results of operations.

Changes in laws or regulations or in how they are interpreted, and the adoption of new laws or regulations, could negatively affect us. These include changes in tax laws or the adoption of new tax laws that result in higher tax rates or new taxes. They also include recent amendments to Canadian securities laws which introduced statutory civil liability for misrepresentations in continuous disclosure.

We believe that we have adequately provided for all income and commodity taxes based on all of the information that is currently available. The calculation of income taxes and the applicability of commodity taxes in many cases, however, require significant judgement in interpreting tax rules and regulations. Our tax filings are subject to government audits which could materially change the amount of current and future income tax assets and liabilities and other liabilities and could, in certain circumstances, result in an assessment of interest and penalties.

Bell TV is subject to programming and carriage requirements under CRTC regulations. Changes to the regulations that govern broadcasting could negatively affect Bell TV’s competitive position or the cost of providing its services. Bell TV’s DTH satellite television distribution undertaking licence was renewed in March 2004 and expires on August 31, 2010. While we expect this licence will be renewed at term, there is no assurance that this will happen.

For a description of the principal regulatory initiatives and proceedings affecting us, see “Risks Relating to our Regulatory Environment”. For a description of the principal legal proceedings involving us, see the section “Legal Proceedings” at pages 37 to 43 of BCE Inc.’s annual information form for the year ended December 31, 2007 dated March 5, 2008, filed by BCE Inc. with the Canadian securities commissions (available on BCE Inc.’s website at www.bce.ca and on SEDAR at www.sedar.com) and with the U.S. Securities and Exchange Commission (SEC) under Form 40-F (available on EDGAR at www.sec.gov), as subsequently updated in BCE Inc.’s 2008 First Quarter MD&A dated May 6, 2008, BCE Inc.’s 2008 Second Quarter MD&A dated August 5, 2008 and BCE Inc.’s 2008 Third Quarter MD&A dated October 28, 2008, also filed by BCE Inc. with the Canadian securities commissions (available on BCE Inc.’s website and on SEDAR) and with the SEC under Form 6-K (available on EDGAR).

Satellites used by Bell TV are subject to significant operational risks and satellites that are not yet built are subject to construction and launch delays that could have an adverse effect on Bell TV’s business and financial results.

In conjunction with the sale by BCE Inc. of its subsidiary Telesat Canada (Telesat) on October 31, 2007, a set of commercial arrangements between Telesat and Bell TV were put into place that provide Bell TV access to current and expanded satellite capacity. Pursuant to these commercial arrangements, Bell TV currently uses five satellites, Nimiq 1, Nimiq 2, Nimiq 3, Nimiq 4, and Nimiq 4iR. In 2009 Bell TV anticipates that two satellites currently in use will be decommissioned, namely Nimiq 3 and Nimiq 4iR. Additionally in 2009, a new satellite (Nimiq 5), which has yet to be launched, is expected to be made available for use by Bell TV. Telesat operates or directs the operation of these satellites.

Satellites utilize highly complex technology and operate in the harsh environment of space and therefore are subject to significant operational risks while in orbit. The risks include in-orbit equipment failures, malfunctions and other kinds of problems commonly referred to as anomalies that could reduce the commercial usefulness of a satellite used by Bell TV. Acts of war or terrorism, magnetic, electrostatic or solar storms, and space debris or micrometeoroids could also damage the satellites used by Bell TV.

Any loss, failure, manufacturing defects, damage or destruction of these satellites, of Bell TV’s terrestrial broadcasting infrastructure, or of Telesat’s tracking, telemetry and control facilities to operate the satellites, could have an adverse effect on Bell TV’s business and results of operations and could result in many customers terminating their subscription to Bell TV’s DTH satellite television service.

In addition, there are certain risks related to the construction and launch of new satellites. Launch delays can result from delays in the construction of satellites and launch vehicles, the periodic unavailability of reliable launch opportunities, possible delays in obtaining regulatory approvals and launch failures. If satellite construction schedules are not met, a launch opportunity may not be available at the time the satellite is ready to be launched. Launch vehicles may fail resulting in significant delays in the deployment of satellites because of the need to construct replacement satellites, which typically takes up to 30 months or longer, and to obtain another launch vehicle. Such significant delays could adversely affect Bell TV’s ability to launch new services and reduce the competitiveness of its television services.

The theft of our satellite television services could have an adverse effect on Bell TV’s business and results of operations.

Bell TV faces a loss of revenue resulting from the theft of its services. In 2008, Bell TV introduced and completed a smart card exchange for its authorized digital receivers that is designed to block unauthorized reception of Bell TV’s signals. However, as with any technology-based security system, it is not possible to prevent with absolute certainty a compromise of that security system. As is the case for all other television distributors, Bell TV has experienced, and continues to experience, ongoing efforts to steal its services by way of compromise of Bell TV’s signal security systems. The theft of Bell TV’s services, could have an adverse effect on Bell TV’s business and results of operations.

BCE Inc. is dependent on the ability of its subsidiaries to pay dividends or otherwise make distributions to it.

BCE Inc. has no material sources of income or assets of its own, other than the interests that it has in its subsidiaries, joint ventures and other companies, including its indirect ownership of the equity of Bell Canada. BCE Inc.’s cash flow and, consequently, its ability to service its indebtedness and to pay dividends on its equity securities are therefore dependent upon the ability of its subsidiaries, joint ventures and other companies in which it has an interest to pay dividends or otherwise make distributions to it.

BCE Inc.’s subsidiaries, joint ventures and other companies in which it has an interest are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any dividends or make any other distributions to BCE Inc. In addition, any right of BCE Inc. to receive assets of its subsidiaries, joint ventures and other companies in which it has an interest upon their liquidation or reorganization will be structurally subordinated to the prior claims of creditors of such subsidiaries, joint ventures and other companies.

We cannot guarantee that BCE Inc.’s dividend policy will be maintained.

On February 11, 2009, BCE Inc. announced the establishment of a dividend policy based on a target dividend payout range of 65% to 75% of adjusted EPS, subject to the discretion of BCE Inc.’s board of directors. However, based on the prevailing economic, competitive and technological environment at any given time, our ability to raise the capital we need and other risk factors, and subject to dividends being declared by the board of directors, there can be no guarantee that BCE Inc.’s dividend policy will be maintained. Refer to the previous section entitled Risks Relating to our Competitive Environment, the risk factor disclosed in this section relating to the need to anticipate technological change and invest in new technologies, the risk factor disclosed in this section relating to our ability to raise capital, and, more generally, to all of the other risk factors disclosed in this section for more information on these risks and their potential impact on BCE’s businesses, revenues, cash flows and capital expenditures which in turn could adversely affect BCE Inc.’s ability to maintain its dividend policy.

A major decline in the market price of BCE Inc.’s securities may negatively impact our ability to raise capital, issue debt, retain employees, make strategic acquisitions or enter into joint ventures.

Differences between BCE Inc.’s actual or anticipated financial results and the published expectations of financial analysts may contribute to volatility in BCE Inc.’s securities. A major decline in the capital markets in general, or an adjustment in the market price or trading volumes of BCE Inc.’s securities, may materially and negatively affect our ability to raise capital, issue debt, retain employees, make strategic acquisitions or enter into joint ventures.

We may not receive distributions from Bell Aliant due to the uncertainty of Bell Aliant’s performance or changes to the tax treatment of trusts.

Although Bell Aliant intends, subject to approval of the trustees of Bell Aliant, to make cash distributions to its unitholders, including BCE Inc. and Bell Canada, there can be no guarantee regarding the amounts of these cash distributions, which may fluctuate with Bell Aliant’s performance. Bell Aliant also has the discretion to establish cash reserves for the proper conduct of its business which would reduce the amount of cash available for distributions in the year. Accordingly, we cannot provide any assurance regarding the actual levels of distributions by Bell Aliant. The Government of Canada’s changes to the tax treatment of income trusts announced on October 31, 2006 received royal assent and were enacted into law on June 22, 2007 (the SIFT Rules). Effective in 2011, income trusts that were publicly traded before

November 2006, like Bell Aliant, will be subject to taxation at corporate tax rates and certain distributions to unitholders will be taxed like dividends received from a corporation. All else being equal, the taxation of income trusts at corporate tax rates is likely to result in less cash being available to pay distributions by Bell Aliant. The Government of Canada specified that while there was no intention to prevent existing income trusts from normal growth during the transitional period, any undue expansion of an existing income trust before 2011 would make the new rules effective immediately. To qualify for the delay in applying the SIFT Rules, Bell Aliant must comply with the government’s normal growth guidelines regarding equity capital that were issued on December 15, 2006, as amended from time to time. The normal growth guidelines are intended to ensure that any growth by a trust is reasonable and within the government’s policy objectives. To qualify for the delay in applying the SIFT Rules, the equity of Bell Aliant is only permitted to grow by a prescribed annual amount up to and including the 2010 calendar year. In December 2008, the Minister of Finance released Explanatory Notes to the November 28, 2008 Notice of Ways and Means Motion which would revise the normal growth guidelines to accelerate the safe harbour amounts for 2009 and 2010 to make them available immediately. This change would generally allow a trust, like Bell Aliant, to use the remaining growth room in a single year, rather than incrementally over 2009 and 2010. The normal growth guidelines also indicate that the merger of two or more income trusts, each of which was publicly traded on October 31, 2006, or a reorganization of such an income trust, would not be considered growth to the extent that there was no net addition to equity as a result of the merger or reorganization. Because there is still uncertainty as to the interpretation of these guidelines and what constitutes growth in certain situations, there can be no assurance that Bell Aliant will be able to retain the benefit of the deferral of the SIFT Rules. A reduction in distributions from Bell Aliant could have an adverse effect on our cash flows and results of operations.

Health concerns about radio frequency emissions from wireless devices, as well as epidemics and other health risks, could have an adverse effect on our business.

It has been suggested that some radio frequency emissions from cellular phones may be linked to certain medical conditions. Interest groups have also requested investigations into claims that digital transmissions from handsets used with digital wireless technologies pose health concerns and cause interference with hearing aids and other medical devices. Increasing concern over the use of cellular phones and the possible related health risks is expected to put additional pressure on the wireless communication industry to demonstrate their safe use and could lead to additional government regulation, which could have a negative effect on our business. In addition, actual or perceived health risks of wireless communications devices could result in fewer new network subscribers, lower network usage per subscriber, higher churn rates, product liability lawsuits or less outside financing being available to the wireless communications industry. We rely on our suppliers to ensure that the network equipment and customer equipment supplied to us meets all applicable safety requirements. Epidemics, pandemics and other health risks could also occur which could adversely affect our ability to maintain operational networks and provide services to our customers. Any of these events could have an adverse effect on our business and results of operations.

The expected timing, completion and benefits of the High Speed Packet Access (HSPA) overlay of our wireless network are subject to various risks.

On October 10, 2008, we announced a strategic initiative to overlay our existing national 3G CDMA/EVDO wireless network with a network technology known as HSPA. This HSPA overlay is expected to be completed by early 2010. Risks and uncertainties that could adversely affect the expected timing and completion of, as well as benefits expected to be derived from, this network overlay include: the choice of suppliers and difficulties in the completion of definitive agreements with such suppliers; supply shortages, product defects and product liability; increased costs or difficulties related to completion of the network build or implementation of the network sharing arrangement with TELUS; our ability to fully realize the expected efficiencies and cost savings from the new technology and the network sharing arrangement with TELUS; the level of difficulty experienced in the transition of services or technology; availability of spectrum-related assets necessary to deploy HSPA technology; events affecting the functionality of, and our ability to protect and maintain, our networks, IT systems and software; intellectual property right claims or other litigation in respect of HSPA technology (or related network elements); and other anticipated and unanticipated costs and expenses and other risk factors relating to us or affecting TELUS or the selected suppliers.

Our business depends on the performance of and our ability to retain our senior executives.

Our business depends on the efforts, abilities and expertise of our senior executives. These individuals are important to our success because they have been instrumental in setting our strategic direction, operating our business, identifying, recruiting and training key personnel and identifying business opportunities. The loss of one or more of these key individuals could impair our business and development until qualified replacements are found. We cannot assure you that these individuals could quickly be replaced with persons of equal experience and capabilities. Although we have retention plans in place and employment agreements with certain of these individuals, we cannot prevent them from terminating their employment with us.

III. Risks Relating to our Regulatory Environment

This section describes the legislation that governs our businesses, and provides highlights of recent regulatory initiatives and proceedings and government consultations that affect us. Bell Canada, Bell Aliant and several of Bell Canada’s direct and indirect subsidiaries and significantly influenced companies, including NorthernTel, Limited Partnership (NorthernTel), Télébec Limited Partnership (Télébec), Northwestel Inc. (Northwestel), Bell Mobility Inc. (Bell Mobility) and Bell TV, are governed under the Telecommunications Act, the Broadcasting Act, the Radiocommunication Act and the Bell Canada Act. Our business is affected by decisions made by various regulatory agencies, including the CRTC. The CRTC, an independent agency of the Government of Canada, is responsible for regulating Canada’s telecommunications and broadcasting industries. Other aspects of the businesses of these companies are regulated in various ways by federal government departments, in particular Industry Canada.

Telecommunications Act

The Telecommunications Act governs telecommunications in Canada. It defines the broad objectives of Canada’s telecommunications policy and provides the Government of Canada the power to give general direction to the CRTC on any of these objectives. It applies to several of the Bell Canada companies and partnerships, including Bell Canada, Bell Mobility, Bell Aliant, NorthernTel, Northwestel and Télébec.

Under the Telecommunications Act, all telecommunications common carriers must seek regulatory approval for all proposed tariffs for telecommunications services, unless the services are exempt from regulation or are not regulated. The CRTC may exempt an entire class of carriers from regulation under the Telecommunications Act if the exemption meets the objectives of Canada’s telecommunications policy.

The Telecommunications Act includes the following ownership requirements for companies, such as Bell Canada, Bell Aliant and Bell Mobility, that operate as telecommunications common carriers:

  they must be eligible to operate as Canadian carriers;

  they must be Canadian owned and controlled corporations. Direct ownership must be at least 80% Canadian ownership of voting shares and indirect ownership, such as indirect ownership through BCE Inc., must be at least 66 2/3% Canadian ownership of voting shares;

  they must not otherwise be controlled by non-Canadians; and

  at least 80% of the members of their board of directors must be Canadian.

BCE Inc. monitors and periodically reports on the level of non-Canadian ownership of its common shares.

Changes to Government’s Approach to Regulation

Pursuant to the Telecommunications Act, telecommunications services are regulated unless the CRTC decides to forbear or abstain from regulation. The CRTC may decide not to regulate all or part of certain services or classes of telecommunications services if it determines there is enough competition to protect the interests of users. In the first few years following the inception of the Telecommunications Act, the majority of Bell Canada’s revenues were for services subject to regulatory approval. With the introduction of competition in Canadian telecommunications markets, rules and regulations for the incumbent telephone companies were introduced in order to facilitate the progression of competition. In recent years, competition intensified while these detailed and prescriptive rules and regulations continued to affect our ability to compete.

However, there have recently been a number of actions and decisions by the Government of Canada and the CRTC under the Telecommunications Act which are more reflective of the significant changes taking place in the industry and which acknowledge the vibrant state of competition in these markets.

In March 2006, the Telecommunication Policy Review Panel, comprised of experts appointed by the Minister of Industry, released a comprehensive report which called for significant changes to Canada’s telecommunications policies and regulations. The report noted that the state of competition in Canada has progressed to the point where the CRTC should remove most of its existing economic regulations and instead rely on market forces. In December 2006, the federal Cabinet adopted one of the Telecommunication Policy Review Panel’s recommendations and issued to the CRTC a policy direction (the “Policy Direction”) which called on the CRTC to “rely on market forces to the maximum extent feasible” and to design regulations that “interfere with the operation of competitive market forces to the minimum extent necessary”.

On April 4, 2007, consistent with the Policy Direction and with the intention of enhancing competitive rivalry, the federal Cabinet varied CRTC Telecom Decision 2006-15, which had established a framework for the deregulation of local services offered by the incumbent telephone companies in their territories, and streamlined the criteria and process to obtain forbearance in local service markets. The variance also improved the ability of incumbent telephone companies to compete effectively by eliminating the winback and promotional restrictions for local exchange services in regulated and deregulated areas. Since August 2007, the CRTC has granted Bell Canada local residential service forbearance in 218 geographic areas and local business service forbearance in 59 geographic areas, representing over 90% and 80% of Bell Canada’s residential and business access lines, respectively, in Ontario and Québec. Since July 2007, the CRTC has granted Bell Aliant local residential service forbearance in 157 geographic areas and local business service forbearance in 41 geographic areas in its territory.

Bell Canada was granted forbearance for its High-Speed Metro service in Montréal, Ottawa and Toronto and for its high-speed digital network access services in 31 wire centres, and the CRTC also granted forbearance for the provision of dark fibre, allowing for greater flexibility with respect to the terms and conditions under which these business services are offered.

On April 30, 2007, the CRTC issued Telecom Decision 2007-27, in which it established the rules that govern the prices Bell Canada and other incumbent telephone companies charge for residential and business local services that remain subject to regulation, granting them more pricing flexibility in order to meet individual customer needs. Furthermore, since the issuance of the Policy Direction, the CRTC has eliminated the retail high-speed Internet winback rule and the tariff requirement for services provided on a market trial basis; relaxed its bundling rules; streamlined its approval process for retail tariff filings and service withdrawal; and significantly reduced the retail quality of service reporting requirements and eliminated the rate adjustment plan associated with below standard results.

The CRTC has initiated further proceedings to examine its regulatory measures in light of the Policy Direction.

Although recent regulatory developments have given Bell Canada and Bell Aliant more flexibility to compete, there is a risk that future CRTC decisions relating to regulated services, in particular the terms under which competitors obtain access to incumbent telephone companies’ facilities, may have a negative effect on our business and financial results.

Key Telecommunications Issues

This section describes key regulatory issues which are being addressed, or have been addressed in past years, that influence or have influenced our business and may continue to affect our flexibility to compete in the marketplace.

Commitment Under the CRTC Deferral Account Mechanism

Bell Canada’s accumulated deferral account commitment at December 31, 2006 was estimated at $479 million, which was increased to $488 million as a result of further CRTC decisions during 2007. The clearing of the deferral account is subject to CRTC approval.

On February 16, 2006, the CRTC issued Telecom Decision 2006-9, in which it determined the ways in which incumbent telephone companies should clear the accumulated balances in their deferral accounts. On September 1, 2006, Bell Canada and Bell Aliant filed their proposals for clearing the accumulated balances in their deferral accounts, proposing to improve access to communications for persons with disabilities and to extend broadband access to 264 communities across Ontario and Québec where it would not otherwise be made available on a commercial basis.

On December 28, 2007 the CRTC approved the use of $37 million of deferral account funds to expand broadband service to 16 communities proposed by Bell Canada.

In 2008, the CRTC issued Telecom Decisions 2008-1 and 2008-21, approving the use of deferral account funds to extend broadband service to an additional 86 communities in Ontario and Québec. Since this broadband expansion is uneconomic, the assets are impaired and, as such, we have accrued $236 million in restructuring and other to reflect the cost of this expansion to the additional communities. In total, we have accrued $273 million in other long-term liabilities for the approved 102 communities. The CRTC also indicated that 22 additional communities are still subject to further review. In Decision 2008-1, the CRTC approved Bell Canada’s proposed initiatives to improve access to telecommunications services for persons with disabilities, amounting to $24 million. Finally, the CRTC directed Bell Canada to rebate any balance remaining in its deferral account to residential subscribers in urban, non- high-cost serving areas within the Ontario and Québec portions of the serving areas of Bell Canada and Bell Aliant, and to file proposals to rebate such funds.

Bell Canada’s accumulated deferral account commitment at December 31, 2008 was estimated to be $152 million. This estimate takes into account the estimated deferral account drawdown associated with the CRTC-approved broadband expansion program and the initiatives associated with improving access to communications services for persons with disabilities. The annualized recurring amount in Bell Canada’s deferral account is estimated at $16.3 million. On October 30, 2008, the CRTC issued Telecom Order 2008-305 directing Bell Canada and Bell Aliant to implement rate reductions effective December 1, 2008 for stand-alone local residential telephone access services in certain portions of their Ontario and Québec serving areas to clear Bell Canada’s annualized recurring amount. On December 1, 2008, Bell Canada filed an application to review and vary Telecom Order 2008-305, arguing that its obligation is limited to $11.7 million. A CRTC determination on the amount and timing of deferral account related rate reductions is expected in the first half of 2009. As of December 31, 2008, Bell Aliant does not have an accumulated deferral account balance or an estimated future annualized commitment.

The issues of rebates and broadband expansion using deferral account funds were before the Federal Court of Appeal in connection with two separate appeals launched by Bell Canada and by certain consumer groups. Bell Canada had appealed the legality of the CRTC’s jurisdiction to order retroactive rebates while the consumer groups had appealed the decision to permit the use of deferral account funds to expand the availability of broadband services.

By order of the Federal Court of Appeal, Telecom Decision 2006-9 was stayed, effectively suspending the disposition of deferral account funds, except for funds for the improvement of accessibility to communications services for persons with disabilities.

In March 2008, the Federal Court of Appeal dismissed both Bell Canada’s and the consumer groups’ appeals. In May 2008, Bell Canada and TELUS filed applications seeking leave from the Supreme Court of Canada to appeal the Federal Court of Appeal’s decision regarding rebates. Also in May 2008, the consumer groups filed a leave to appeal application with the Supreme Court of Canada related to the Federal Court of Appeal’s decision to permit the use of deferral account funds for broadband expansion.

On September 25, 2008, the Supreme Court of Canada approved the leave to appeal applications filed by each of Bell Canada, the consumer groups and TELUS. The Supreme Court also approved the extension of the stay of Telecom Decision 2006-9, as it relates to the use of deferral account funds for broadband expansion and rebates, until it issues its final decision on the appeals that it has agreed to hear. The appeals are scheduled to be heard on March 26, 2009.

Due to the nature and number of uncertainties which remain concerning the disposition of funds remaining in Bell Canada’s deferral account, we are unable to estimate the impact of Telecom Decision 2008-1 and outstanding proceedings on our financial results at this time.

Review of Regulatory Framework for Wholesale Services

As required by the federal Cabinet’s Policy Direction, on November 9, 2006, the CRTC released Telecom Public Notice 2006-14, in which it initiated a comprehensive review of the regulatory framework which requires incumbent telephone companies to provide wholesale access to certain telecommunications services to competitors. As part of this review, the CRTC examined the appropriate definition of essential services and the pricing principles for such services. In addition, the regulatory treatment for non-essential services was also examined.

On March 3, 2008, the CRTC issued Telecom Decision 2008-17, in which it redefined essential services, assigned individual wholesale services to six separate categories, set out the pricing rules for each and established transition periods leading to forbearance for some.

In a series of applications filed on May 15, 2008, Bell Canada, Bell Aliant, Télébec and Saskatchewan Telecommunications requested that the CRTC review and vary certain portions of Telecom Decision 2008-17. The applicants requested that the CRTC eliminate the requirement for the establishment of a new wholesale asymmetric digital subscriber line (ADSL) access service; reclassify their billing and collection services; modify the pricing treatment for certain services; and allow for off-tariff negotiated agreements for specific categories of wholesale services. The applicants also filed on May 15, 2008 a proposed forbearance framework for all new non-essential wholesale services, except those non-essential services that the CRTC determines are public good or interconnection services. On May 21, 2008, MTS Allstream Inc. requested that the CRTC review and vary certain portions of Telecom Decision 2008-17 related to the classification of wholesale DSL and Ethernet services. On June 19, 2008, Cybersurf Corp. filed an application requesting that the CRTC require incumbent telephone companies to provide wholesale DSL services at speeds equivalent to all of their retail Internet offerings or determine the conditions under which these services should be made available to competitors. On August 27, 2008, Bell Canada and Bell Aliant filed an application seeking forbearance of Wholesale Local Service and Features.

On December 11, 2008, the CRTC issued four wholesale services decisions. The CRTC denied the Bell Canada, Bell Aliant, Télébec and Saskatchewan Telecommunications application to reclassify their billing and collection services and the applicants’ request for a forbearance framework for all new non-essential wholesale services. The CRTC also denied MTS Allstream Inc.’s application to reclassify Ethernet services and approved in part Cybersurf Corp.’s DSL application, requiring incumbent telephone companies to provide wholesale DSL services at speeds equivalent to their retail Internet offerings where there is demand by a competitor. On January 19, 2009, the CRTC accepted the Bell Canada, Bell Aliant, Télébec and Saskatchewan Telecommunications proposal to allow for off-tariff negotiated agreements for conditional essential and conditional mandated non-essential wholesale services.

On January 26, 2009, the CRTC issued Telecom Regulatory Policy 2009-34, in which it approved the Bell Canada, Bell Aliant, Télébec and Saskatchewan Telecommunications application to eliminate the requirement for the establishment of a new wholesale ADSL access service. The CRTC also denied MTS Allstream Inc.’s application to reclassify wholesale DSL services and initiated a proceeding to consider issues regarding the appropriate configuration, classification, and feasibility of an unbundled ADSL access service for use by competitors.

Canadian Association of Internet Providers (CAIP) Part VII Application

Internet usage on our network continues to increase significantly primarily due to the popularity of peer-to-peer and video streaming applications, resulting in capacity pressures during peak usage periods. As a result, in the fall of 2007, in an effort to improve the general customer experience, Bell Canada began to apply network management controls (traffic shaping) on the peer-to-peer applications of its retail customers during peak usage periods. Bell Canada slows down, but does not block, peer-to-peer applications which relieves congestion on the network and allows other applications such as email, website browsing and video streaming to move faster. In March 2008, Bell Canada expanded these activities to its wholesale ISP customers that purchase its gateway access service (GAS), a mandated wholesale DSL product that Bell Canada provides to these customers on terms and conditions set by the CRTC. The GAS service runs on the same network as the retail Internet service, and is now subject to the same network management activities. On April 3, 2008, CAIP filed an application with the CRTC seeking an interim order that Bell Canada be directed to stop traffic management of its GAS service immediately while the CRTC examines the issue. It also sought a permanent order preventing Bell Canada from carrying out traffic management of its GAS services in the future.

On May 14, 2008, the CRTC denied CAIP’s request for an interim order directing Bell Canada to stop traffic management of its GAS service immediately because CAIP had not demonstrated that its members would suffer irreparable harm if the order was not granted. On November 20, 2008, the CRTC issued Telecom Decision 2008-108 in which it denied CAIP’s application.

Review of the Internet Traffic Management Practices of ISPs

On November 20, 2008, the CRTC issued Telecom Public Notice 2008-19 where it initiated a proceeding to consider Internet traffic management practices for retail and wholesale Internet services. The CRTC is seeking comments with supporting rationale on the changes in bandwidth consumption that can lead to network congestion, technical or business model Internet traffic management practices that are currently available or may be developed in the future, and the impact of these practices on end-users. In addition, the CRTC will examine the appropriateness of implementing regulatory measures in relation to Internet traffic management by ISPs. Comments are due on February 16, 2009 and a public hearing is scheduled to commence on July 9, 2009. A decision from the CRTC imposing restrictions on Bell Canada’s network management activities could have a negative effect on our business and financial results.

CRTC Consultation on the Accessibility of Telecommunications and Broadcasting Services

On June 10, 2008, the CRTC issued Broadcasting Notice of Public Hearing 2008-8 and Telecom Public Notice 2008-8 where it initiated a proceeding to address issues related to the accessibility of telecommunications and broadcasting services to persons with disabilities. The CRTC sought comments on how it can improve, where appropriate, its existing initiatives and comments, with supporting rationale, on proposals for otherwise improving the accessibility of telecommunications and broadcasting services, including those provided via the Internet and to mobile devices. Comments were filed on July 24, 2008 and a public hearing concluded on November 26, 2008. A decision from the CRTC imposing additional obligations on telecommunications service providers and broadcasting undertakings could have a negative effect on our business and financial results.

Broadcasting Act

The Broadcasting Act assigns the regulation and supervision of the broadcasting system to the CRTC. Key policy objectives of the Broadcasting Act are to:

  protect and strengthen the cultural, political, social and economic fabric of Canada; and

  encourage the development of Canadian expression.

Most broadcasting activities require a broadcasting licence or broadcasting distribution licence from the CRTC. The CRTC may exempt broadcasting undertakings from complying with certain licensing and regulatory requirements if the CRTC is satisfied that complying with those requirements will not materially affect the implementation of Canadian broadcasting policy. A corporation must meet the following ownership requirements to obtain a broadcasting or a broadcasting distribution licence:

  it must be Canadian owned and controlled. At least 80% of all outstanding and issued voting shares and at least 80% of the votes must be beneficially owned directly by Canadians;

  it must not otherwise be controlled by non-Canadians;

  at least 80% of the board of directors, as well as the chief executive officer, must be Canadian; and

  at least 66 2/3% of all outstanding and issued voting shares, and at least 66 2/3% of the votes of the parent corporation, must be beneficially owned and controlled, directly or indirectly, by Canadian interests.

If the parent corporation of a broadcasting licencee has fewer than 80% Canadian directors on its board of directors, a non-Canadian chief executive officer or less than 80% Canadian ownership, the parent corporation must demonstrate to the CRTC that it or its directors do not have control or influence over any of the broadcasting licencee’s programming decisions. Corporations must have the CRTC’s approval before they can transfer effective control of a broadcasting licencee. The CRTC may impose certain requirements, including the payment of certain benefits, as a condition of the transfer.

Bell Canada holds broadcasting distribution licences, for major centres in Ontario and Québec, to offer video on a wireline basis. In addition, Bell TV, Bell Aliant, Northwestel and Cablevision du Nord du Québec Inc., a Télébec subsidiary, have broadcasting distribution licences that allow them to offer services. Bell TV is permitted to offer services nationally. Bell Aliant is permitted to offer services in Newfoundland and Labrador, Nova Scotia and New Brunswick. Télébec is permitted to offer services in specific areas of Ontario and Québec. Northwestel is permitted to offer services in specific areas of the Northwest Territories.

Bell TV

In July 2007, the CRTC initiated a public process intended to review the regulatory frameworks for broadcasting distribution undertakings and discretionary programming services. On October 30, 2008, the CRTC issued Broadcasting Public Notice 2008-100 in which it established its regulatory frameworks for broadcast distribution undertakings and discretionary programming services, and set out its policies related to signal carriage and distant signals. The majority of the CRTC’s determinations are to be implemented on August 31, 2011 and in certain respects will provide Bell TV a measure of added flexibility in service packaging.

The CRTC rejected the over-the-air broadcasters’ fee-for-carriage proposal, which would have required cable and satellite operators to pay for the right to carry local signals. However, the CRTC determined that cable and satellite operators will be required to contribute 1% of their annual revenue to a new local programming fund administered by an independent third party chosen by the Canadian Association of Broadcasters (CAB). The new 1% contribution is in addition to the 5% of annual revenue that cable and satellite operators currently contribute to production funds. The CRTC intends to implement this new funding mechanism by the end of 2009.

The CRTC also altered its policies regarding delivery of distant or out-of-market signals. Cable and satellite operators can continue to deliver these signals without consent or fees within the province of origin but will require the permission of broadcasters to deliver the signals to subscribers in other provinces. The CRTC determined that broadcasters and cable and satellite operators should negotiate the terms under which the signals will be delivered but that it will arbitrate disputes when parties are unable to reach mutually satisfactory agreements.

The CRTC issued three follow-up consultations in which it is seeking comments on the proposed regulatory frameworks for video-on-demand undertakings and the sale of commercial advertising in the local availabilities of non-Canadian services, as well as comments on proposed conditions of licence for competitive mainstream sports and national news specialty services.

On April 28, 2008, the Federal Court of Appeal overturned the December 2006 judgment of the Federal Court of Canada, which had ruled that Part II Licence Fees, levied by the CRTC under the Broadcasting Act to recover Industry Canada costs associated with broadcasting spectrum management and paid by broadcasters and broadcast distributors, were an illegal tax. The Federal Court of Appeal judgment essentially declared the portion of the Broadcasting Licence Fee Regulations that deal with Part II Fees to be valid and operational. The Federal Court of Canada’s decision had been appealed by the Government of Canada, which contested the declaration that Part II Licence Fees were an illegal tax, and by the CAB which challenged the finding that their members were not entitled to recovery of fees paid to date. Vidéotron and the CAB filed applications for leave to appeal the decision of the Federal Court of Appeal to the Supreme Court of Canada and leave to appeal was granted on December 18, 2008. On November 29, 2007, Bell TV initiated a civil action against the Government of Canada, claiming reimbursement of Part II Licence Fees paid over the last six years (the maximum period recoverable under applicable limitation periods). This suit has been stayed on consent pending a decision of the Supreme Court of Canada on the CAB and Vidéotron appeals. The fees in question represent 1.365% of Bell TV’s annual revenue.

CRTC Consultation on Canadian Broadcasting in New Media

On October 15, 2008, the CRTC issued Broadcasting Notice of Public Hearing 2008-11 where it initiated a proceeding to consider issues pertaining to Canadian broadcasting in new media. The CRTC considers broadcasting in new media to be the distribution of audio or video content over new technologies such as the Internet or mobile devices. In 1999, the CRTC had exempted broadcasting delivered or accessed over the Internet from regulation due to its limited impact on traditional radio and television and its finding that regulation was not necessary to achieve the objectives of the Broadcasting Act. More recently, it had similarly exempted broadcasting over mobile devices.

The CRTC has asked interested parties to respond to questions and to provide comments, with rationale and supporting evidence, on the following matters:

  the definition of broadcasting in new media;

  the significance of broadcasting in new media and its impact on the Canadian broadcasting system;

  whether incentives or regulatory measures are necessary or desirable for the creation and promotion of Canadian broadcasting content in new media, including consideration of the potential requirement for direct financial contribution from content aggregators, ISPs and portal operators;

  if there are issues concerning access to broadcasting content in new media;

  what other broadcasting or public policy objectives should be considered; and

  the appropriateness of exemption orders for the new media broadcasting undertakings and mobile television broadcasting undertakings.

Comments were filed on December 5, 2008 and a public hearing is scheduled to commence on February 17, 2009. In their joint comments, Bell Canada and Bell Aliant recommended that the existing regulatory exemptions of broadcasting in new media should continue. A decision from the CRTC requiring content aggregators, ISPs and/or portal operators to subsidize Canadian new media broadcasting content could have a negative effect on our business and financial results.

Radiocommunication Act

Industry Canada regulates the use of radio spectrum by Bell Canada, Bell Mobility and other wireless service providers under the Radiocommunication Act. Under the Radiocommunication Act, Industry Canada ensures that:

  radio communication in Canada is developed and operated efficiently; and

  radio stations are established in an orderly manner, as well as any changes thereto.

The Minister of Industry has the discretion to:

  issue and amend radio licences;

  set technical standards for radio equipment;

  establish licensing conditions; and

  decide how radio spectrum is allocated and used.

Under the Radiocommunication Regulations, companies that are eligible for radio licences, such as Bell Canada and Bell Mobility, must meet the same ownership requirements that apply to corporations under the Telecommunications Act.

The Radiocommunication Act contains provisions which make it a criminal offence to manufacture, offer for sale or sell any device used to decode an encrypted subscription signal in connection with unauthorized reception of satellite signals. Bell TV, Bell Canada, the CAB, and members of Canada’s broadcasting production community continue to encourage the

Government of Canada to strengthen the Radiocommunication Act in order to combat the black market in signal theft.

Spectrum Licences

Companies must have a spectrum licence to operate wireless systems in Canada. The Minister of Industry awards spectrum licences, through a variety of methods, at his or her discretion under the Radiocommunication Act. While we anticipate that the licences under which we provide cellular and personal communications services (PCS) will be renewed at term, there is no assurance that this will happen. In Industry Canada’s November 28, 2007 decision regarding the licensing and auction policy for the auctioning of AWS spectrum, Industry Canada indicated that an upcoming consultation regarding the renewal process may affect the renewal of both existing cellular and PCS as well as AWS spectrum licences. Industry Canada can revoke a company’s licence at any time if the company does not comply with the licence’s conditions. Moreover, in its AWS decision, Industry Canada indicated that even with full compliance with the conditions of a licence, Industry Canada could withdraw a licence based on circumstances in existence at the time of renewal. While we believe that we comply with the conditions of our licences, there is no assurance that Industry Canada will agree. Should there be a disagreement, this could have a negative effect on our business and financial results.

As a result of a 2003 Industry Canada decision, the cellular and PCS licences under which we provide service, which would have expired on March 31, 2006, will now expire in 2011. The PCS licences that were awarded in the 2001 PCS auction will expire on November 29, 2011. As a result, our cellular and PCS licences are now classified as “spectrum licences”, that is licences issued on a geographic basis rather than on a radio-site-by-radio-site basis, with a standard 10-year licence term.

Consultation Concerning the Renewal of Spectrum Licences

On March 28, 2008, Industry Canada initiated a consultation to consider, among other things, the renewal of the existing 24 and 38 GHz spectrum licences. These spectrum licences, issued in 1999, were the first radio licences in Canada to be awarded through a competitive spectrum auction. Bell Canada holds a number of 24 GHz licences which are used for fixed, or non-mobile, wireless services. While Industry Canada has indicated that it will consult generally on the issue of auctioned spectrum licence renewal later this year, the 24 and 38 GHz licences represent the first auctioned licences to come up for renewal. A key aspect of the consultation, among others, is Industry Canada’s proposal to apply a licence fee to the renewal term in the event that the licences are renewed. Industry Canada’s consultation contains a proposed fee and the underlying analysis used to arrive at the proposed fee. Bell Mobility submitted comments in response to the consultation on June 19, 2008 and proposed, among other things, that any renewal fee be restricted to the costs associated with the management of the spectrum in question.

Wireless and Radio Towers

In February 2005, Industry Canada released a report concerning its procedures for approving and placing wireless and radio towers in Canada, including the role of municipal authorities in the approval process. Among other things, the report recommends that the authority to regulate the siting of antennae and supporting structures remain exclusively with the Government of Canada. In June 2007, Industry Canada released its revised antenna siting and approval policy. The new policy maintains exclusive federal jurisdiction over the authority to regulate the siting of antennae and related supporting structures in Canada. The new policy, which came into effect in January 2008, requires additional public notification in order to erect new tower sites which may require additional community consultation. The revised policy also includes dispute resolution guidelines and timelines which may facilitate new tower placement in some instances.

In its November 28, 2007 AWS decision, Industry Canada adopted a new policy which mandates the sharing of wireless towers and cell sites at commercial rates, where technically feasible, and prohibits exclusive rooftop arrangements with landlords. Industry Canada also initiated a public consultation to consider specific implementation issues and changes to the conditions of existing and AWS spectrum licences, necessitated by its new tower sharing policy. On February 29, 2008, Industry Canada issued its conditions of licence for mandated roaming and antenna tower and site sharing and to prohibit exclusive site arrangements. On November 21, 2008, the conditions of license came into effect, incorporating the arbitration rules and procedures issued on the same day. As noted by Industry Canada, the revised conditions of licence are intended to facilitate competitive entry into the Canadian wireless market and, taken collectively, are intended to result in increased competition. Due to the nature and number of uncertainties that remain concerning mandated tower sharing, we are unable to estimate the potential impact of the revised conditions of licence on our business at this time.

AWS Spectrum

As mentioned above, on November 28, 2007, Industry Canada released its decision concerning the policy and rules governing the licensing of additional mobile spectrum for AWS in the 1.7 and 2.1 GHz bands. The licensing process also made an additional 10 MHz of PCS spectrum available in the 1.9 GHz band and 5 MHz in the 1.6 GHz band. In total 105 MHz of spectrum, 90 MHz of which is AWS spectrum, was available to be licenced through the competitive spectrum auction, the bidding stage of which ended on July 21, 2008. Industry Canada’s AWS decision set aside 40 MHz of the available 90 MHz of AWS spectrum for which only new entrants were able to bid. The remaining 50 MHz of AWS spectrum was open to bidding by any party including incumbent carriers and new entrants.

Industry Canada’s policies relating to the auction and to the licensing of AWS spectrum favoured the entry of new competitors into the Canadian wireless market and resulted in several potential new competitors securing blocks of spectrum in the auction, mostly on a regional basis. To the extent that some or all of these potential new competitors begin operations, competitive intensity in the Canadian wireless industry will likely increase, at least regionally. However, we believe that this will also be a catalyst to drive further adoption and growth of wireless services. The number and viability of new competitors will remain unknown until they actually commence operations or make specific announcements in relation thereto.

Bell Canada Act

Under the Bell Canada Act, the CRTC must approve any sale or other disposal of Bell Canada voting shares that are held by BCE Inc., unless the sale or disposal would result in BCE Inc.

retaining at least 80% of all of the issued and outstanding voting shares of Bell Canada. Except in the ordinary course of its business, the CRTC must also approve the sale or other disposal of facilities integral to Bell Canada’s telecommunications activities.